Exhibit 23.1


                                    PARSONS
                                    BEHLE &
                                    LATIMER

                                 A PROFESSIONAL
                                LAW CORPORATION

201 South Main Street
Suite 1800
Salt Lake City, Utah
84111-2218
Post Office Box 45898                                        Mark E. Lehman
Salt Lake City, Utah                                         Direct Dial
84145-0898                                                   (801) 532-1234
Telephone 801 532-1234                                       E-Mail
Facsimile 801 536-6111                                       MLehman@pblutah.com


                                  May 28, 2004

Board of Directors
Buyers United, Inc.
14870 Pony Express Road
Bluffdale, Utah 84065

         Re: Registration Statement on Form SB-2

Gentlemen:

         We have examined the Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended, of a total of up to 8,779,333 shares of common stock (the "Shares"). Certain of the Shares are issuable on exercise of outstanding options or warrants or conversion of convertible debt, and the remainder of the Shares are issued and outstanding. The Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Registration Statement.

         As your legal counsel, we have examined the proceedings taken by you in connection with the Shares. It is our opinion that the Shares covered by warrants, options and convertible notes of the Company included in the Registration Statement have been duly authorized and, when sold, issued and paid for by exercise of the warrants and options or conversion of the convertible notes, will be validly issued, fully paid and non-assessable. Furthermore, the Shares now outstanding that are included in the Registration Statement are duly authorized and are validly issued, fully paid, and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                                       Sincerely,

                                                       /s/

                                                       Parsons Behle & Latimer